Press Release	FOR FURTHER INFORMATION: Sean T. Smith Senior Vice President Chief Financial Officer (203) 775-9000 ssmith@photronics.com
FOR IMMEDIATE RELEASE February 16, 2010

PHOTRONICS REPORTS FIRST QUARTER RESULTS

     First Quarter Highlights
  Sales of $98.2 million versus guidance of $91 - $96 million.
  Pro forma earnings per share of $0.01 versus guidance of $(0.08) - $(0.03) loss per share
  High-end IC photomask sales increased 22% sequentially
  High-end and FPD photomask sales increased 13% sequentially
     BROOKFIELD, Connecticut February 16, 2010 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2010 first quarter results for the period ended January 31, 2010.

     Sales for the first quarter were $98.2 million, an increase of 12% compared to $88.0 million for the first quarter of fiscal year 2009. Sales of semiconductor photomasks accounted for $74.5 million, or 75.9% of revenues during the first quarter of fiscal 2010, and sales of flat panel display (FPD) photomasks accounted for $23.7 million, or 24.1% of revenues. GAAP net income attributable to Photronics, Inc. for the first quarter of fiscal year 2010 was $0.2 million, or $0.00 earnings per diluted share, compared to net loss attributable to Photronics, Inc. of $10.2 million, or $0.25 loss per share for the first quarter of fiscal 2009.

     Pro forma net income attributable to Photronics, Inc. for the first quarter of 2010 was $0.6 million or $0.01 earnings per diluted share as compared to pro forma net loss attributable to Photronics, Inc. of $8.9 million or $0.21 loss per share for the first quarter of 2009. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial supplement reconciles pro forma financial information with Photronics, Inc.’s financial results under GAAP.

     Constantine (“Deno”) Macricostas, Photronics’ chairman and chief executive officer commented, “First quarter sales improved sequentially in what is normally a slow period seasonally and marked the sixth consecutive quarterly increase of high-end integrated circuit photomask sales. Improvement in sales of both high-end flat panel display and integrated circuit photomasks confirms the continued success of our market penetration strategy,” concluded Macricostas.

Non-GAAP Financial Measures

     Pro forma net income (loss) attributable to Photronics, Inc. and pro forma earnings (loss) per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that pro forma net income (loss) attributable to Photronics, Inc. and pro forma earnings (loss) per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.’s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.’s projected earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma net income (loss) attributable to Photronics, Inc. and pro forma earnings (loss) per share, are not intended to represent funds available for Photronics, Inc.’s discretionary use and are not intended to represent or be used as a substitute for operating income (loss), net income (loss) or cash flows from operations data as measured under GAAP. The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Pro forma financial information is adjusted for the following items:
  Consolidation and restructuring charges are excluded because they are not a part of ongoing operations
  Impact of financing expenses related to warrants are excluded because they do not affect cash earnings
     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial supplement reconciles pro forma financial information with Photronics, Inc.'s financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, February 17, 2010. The live dial-in number is 913-312-0651. The call can also be accessed by logging onto Photronics’ web site at www.photronics.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

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